Exhibit 10.1

Underwriting Management Agreement

This Underwriting Management Agreement is entered into by and between Rockhill Insurance Company, an Arizona corporation; Plaza Insurance Company, a Missouri corporation; American Compensation Insurance Company, a Minnesota corporation; Bloomington Compensation Insurance Company, a Minnesota corporation; State Automobile Mutual Insurance Company, an Ohio corporation, State Auto Property & Casualty Insurance Company, an Iowa corporation, Meridian Security Insurance Company, an Indiana corporation, Milbank Insurance Company, a South Dakota corporation, and Farmers Casualty Insurance Company, an Iowa corporation (hereinafter referred to individually or collectively as “Insurers”), and Risk Evaluation and Design, LLC (hereafter designated as “Underwriting Manager”), a Missouri limited liability company.

WHEREAS, Insurers desire to delegate authority to perform certain underwriting and marketing functions to Underwriting Manager associated with insurance coverages for certain alternative risk and program business.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

This Agreement shall become effective on the 20th day of November 2009.

1.	Engagement as Underwriting Manager

Insurers grant to Underwriting Manager and Underwriting Manager hereby accepts the authority to act as Underwriting Manager for Insurers to underwrite insurance and reinsurance coverages for the alternative risk and program market. Insurers hereby appoint and delegate certain specific authority to Underwriting Manager for the classes of business (“Authorized Lines”) described in the attached Schedule of Binding Authority and Fees Schedule (the “Schedule,” attached as Exhibit A), to the extent further defined and limited herein.

2.	Underwriting Manager’s Authority

Insurers grant only the following authority, and no other authority, and responsibility to Underwriting Manager with respect to risks located in all jurisdictions as Insurers may authorize:

a)	The Underwriting Manager may quote, bind, issue, and service insurance policies, reinsurance contracts, and execute certificates and endorsements related thereto, subject to all conditions herein, on behalf of Insurers using approved rates and policy forms. Such approved rates and policy forms shall be provided to Underwriting Manager as of the date of this Agreement and shall only be altered by Insurers in good faith and in response to market or regulatory conditions or for any product line in which the combined ratio is at or above 100%.

b)	Underwriting Manager may receive and evaluate applications for insurance from brokers or producers, for the policies and Authorized Lines described herein, provided:

(i)	Prior to quoting, underwriting, binding or rating any risk, Underwriting Manager shall ensure that such brokers or producers have all required licenses in the appropriate state or states; and

(ii)	Any broker or producer compensation negotiated by Underwriting Manager shall be the sole responsibility of Underwriting Manager. Notwithstanding anything contained in this Agreement to the contrary, the Underwriting Manager shall not be responsible for fraudulent, criminal or felonious acts by or on behalf of any such broker or producer.

c)	To collect and receive premiums on policies Underwriting Manager places with the Insurers and to retain fees out of such premiums, in accordance with the Schedule or at rates mutually agreed upon in writing between Insurers and Underwriting Manager.

d)	Underwriting Manager may effect cancellations and non-renewals in accordance with the Insurers’ underwriting guidelines, which are incorporated herein.

e)	When Insurers grant Underwriting Manager written policy issuance authority, Underwriting Manager shall arrange for the timely and proper issuance and delivery of new, renewal and modified policies, including certificates of insurance, reinsurance contracts, endorsements and binders; to designate authorized representatives of the Underwriting Manager to sign policies, endorsements, certificates and binders, for insurance coverage issued pursuant to this Agreement; and to grant Insurers access to and copies of all such policies, endorsements, policy cancellations and terminations and other notices.

f)	The parties mutually agree that this Agreement shall be exclusive and shall remain in effect until terminated as provided herein.

3.	Premium Collection and Accounting

For Insurers’ policies written by Underwriting Manager under this Agreement, Underwriting Manager shall comply with the following:

a)

A statement of account shall be prepared monthly by Underwriting Manager, listing the written premiums, commission rate and net premiums for Insurers’ policies written by Underwriting Manager each month. The statement of account shall be sent to Insurers on the fifteenth (15th) day of the month following the month for which the statement is prepared. Underwriting Manager shall pay Insurers the net premium due, plus applicable taxes and surcharges, no later than forty-five (45) days after the end of each month for which the account is written. Taxes and surcharges will be an estimated average as agreed in advance with Insurers. In good faith, Underwriting Manager will collect all known taxes and surcharges to the best of their ability. Any balance owed Underwriting Manager may be paid in cash or credited to Underwriting Manager’s balances due for other months.

b)	Omitting any item(s) or premiums from a monthly statement shall not:

(i)	affect the responsibility of either party to account for and pay all amounts due the other;

(ii)	prejudice the rights of either party to collect all such amounts due from the other; or

(iii)	extend the time within which Underwriting Manager must make payment.

c)	All premiums collected by Underwriting Manager are Insurers’ property and shall be held by Underwriting Manager in a fiduciary capacity as trustee for Insurers until delivered to Insurers. Underwriting Manager has no interest in these premiums and shall make no deductions from such premiums before paying the premiums to Insurers, except for the fees payable hereunder which can be deducted by Underwriting Manager upon prior written notice to Insurers. Underwriting Manager shall make no other use of such premiums, which shall be kept in a separate fiduciary account in a bank insured by the FDIC. The parties agree that any interest earned on the premium trust account shall be the sole property of Underwriting Manager, as long as Underwriting Manager is not otherwise in default under this Agreement.

d)	Underwriting Manager may declare premiums as uncollectible if Underwriting Manager provides Insurers with sufficient evidence that Underwriting Manager made no fewer than three good faith attempts to collect the premium. After completing at least three good faith attempts to collect the premium, Underwriting Manager shall notify Insurers in writing that it considers the premium to be uncollectible. Upon receipt of said written notice, Insurers may choose to collect the premium directly. Underwriting Manager shall not be entitled to any fee on premiums collected after providing said notice to Insurers.

e)	To the extent permitted by law, each party shall have a right upon prior written notice to set off any uncontested amount of funds in any account either party may have with the other against any uncontested amount of funds such party owes the other under this Agreement.

f)	If Underwriting Manager has a dispute over payment of premiums, the amount in dispute and the reason for the dispute must be submitted to Insurers in writing along with payment of all the premiums not in dispute in accordance with this Agreement. No such payment shall be deemed to waive the Underwriting Manager’s right to pursue such a dispute or otherwise limits the rights of Underwriting Manager.

g)	If Underwriting Manager collects premiums, it is responsible for ensuring that any and all surplus lines premium taxes, stamping office fees or other amounts due on policies in accordance with applicable state laws and regulations, are properly collected and remitted, and to make all filings or reports or affidavits on policies in accordance with applicable state laws and regulations, if acting as the surplus lines broker.

4.	Fees to Underwriting Manager

Insurers shall pay Underwriting Manager as a fee, a percentage rate of the collected Gross Written Premium on each contract or policy paid for under this Agreement, at the rates and terms of fees set forth on the attached Exhibit A, provided that Underwriting Manager has complied with all terms and conditions of this Agreement. Underwriting Manager shall pay Insurers a return fee at the same rate on any return premiums, including return premiums on cancellations. Underwriting Manager is not entitled to any fees for premiums collected by Insurers pursuant to Section 3(d) herein.

Charges or fees for services performed shall be reasonable and in conformity with Statutory Accounting Principles consistently applied. The books, accounts and records shall be maintained to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the reasonableness of the charges or fees to the respective parties.

5.	Policy Cancellation/Non-Renewal Procedure

As provided below, as well as in Section 2(d) of this Agreement and subject to applicable insurance laws and policy provisions, the parties agree:

a)	Each of the Insurers may, at its election, cancel or non-renew any policy for any of the following reasons, as allowable by law:
(i)	Nonpayment of premium or violation of any policy terms or requirements;

(ii)	A loss or changes in reinsurance that is detrimental to the Insurer;

(iii)	The business does not meet Insurers’ current underwriting standards as established in the underwriting guidelines provided to Underwriting Manager (such guidelines shall be provided to Underwriting Manager as of the date of this Agreement and shall only be altered by the Insurers in good faith and in response to market or regulatory conditions or the profitability of the business produced by the Underwriting Manager);

(iv)	Upon written request by Underwriting Manager;

(v)	Any other reason allowable by law.

b)	Underwriting Manager may issue flat cancellations in accordance with the underwriting guidelines. In such an instance, Underwriting Manager shall remit in accordance with this Agreement the greater of collected earned or collected minimum premium on any cancelled policy.

c)	Nothing in this Agreement shall be construed as limiting or restricting the right of the insurers to cancel or non-renew any binder, policy, contract or other evidence of insurance issued under this Agreement in accordance with the cancellation provisions of such binder, policy, contract, or other evidence of insurance and applicable law.

6.	Compliance

Underwriting Manager agrees to operate at all times in compliance with all applicable laws and regulations. In addition, Underwriting Manager agrees to comply with the Insurers’ underwriting guidelines for the Authorized Lines. The Insurers may update or modify these guidelines at any time during the term of this Agreement upon sixty (60) days advance written notice to Underwriting Manager. Such guidelines shall be provided to Underwriting Manager as of the date of this Agreement and shall only be altered by Insurers in good faith and in response to market or regulatory conditions or the profitability of the business produced by the Underwriting Manager. Underwriting Manager further agrees not to use any of the Insurers’ policy forms, guidelines, trade secrets, or any portion thereof, in connection with business produced by Underwriting Manager for insurance carriers other than Insurers.

7.	Termination

a)	Effect. This Agreement will enter into force upon signature hereof by all parties and shall be effective as of the date above written.

b)	Term. This Agreement shall be effective during the period between the date above and December 31, 2014. Thereafter this Agreement shall automatically be renewed for additional successive periods of one (1) year each, unless terminated as of the end of the initial or any subsequent period by any party upon three (3) months’ prior notice in writing.

c)	Early Termination. Any party may terminate this Agreement, effective immediately, without liability for said termination, upon written notice to the other party, if any of the following events occur: (i) the other files a voluntary petition in bankruptcy; (ii) the other is adjudged bankrupt; (iii) a court assumes jurisdiction of the assets of the other under a federal reorganization act; (iv) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other; (v) the other becomes insolvent or suspends its business; or (vi) the other makes an assignment of its assets for the benefit of its creditors except as required in the ordinary course of business.

d)	Termination Upon Notice and Cure. Any party may terminate this Agreement for a material breach or default of the Agreement by the other, provided that such termination may be made only following the expiration of a thirty (30) day period during which the other party has failed to cure such breach after having been given written notice of such breach; provided, however, that to the extent that cure could not be reasonably obtained within such thirty (30) day period, such cure period shall be extended for so long as cure is diligently pursued by the defaulting party. Insurers shall have the option of suspending all underwriting authority herein during the cure period.

e)	Termination by any of the Insurers under Section 7(b), (c) or (d) shall relate only to the insurer giving notice and shall not terminate the Agreement with respect to any of the other Insurers unless they also comply with the requirements for termination as set forth in Section 7(b), (c) or (d).

8.	Continuing Obligations After Termination of Agreement

If this Agreement is terminated, the following provisions will remain in effect after the date of termination:

a)	Underwriting Manager will not solicit, accept, bind or write any new or renewal Insurer policies unless specifically authorized in writing by Insurers.

b)	Underwriting Manager will continue to perform all of its prior duties necessary for the proper servicing of policies bound or written under this Agreement and any successor policies required to be issued by law until those policies shall have expired or been terminated. Such services may include but are not limited to canceling, non-renewing or issuing renewal policies or amendatory endorsements, collecting and returning premiums.

c)	Underwriting Manager shall continue to hold and pay sums due Insurers in the manner described in Section 3 herein. Insurers shall continue to pay any fees otherwise payable to Underwriting Manager and the obligation to pay any such fees shall survive termination.

If Underwriting Manager fails in any respect to fulfill these continuing obligations, then any reasonable fees, costs and expenses incurred by Insurers for the servicing of policies issued by Underwriting Manager or otherwise incurred in fulfilling Underwriting Manager’s continuing obligations hereunder, will be fully reimbursed to Insurers by Underwriting Manager and/or may be offset against any funds owed Underwriting Manager by Insurers under this or any other Agreement. Insurers shall only be entitled to reimbursement by Underwriting Manager for actual costs incurred in an amount not to exceed any commission override previously paid to or retained by Underwriting Manager.

9.	Ownership Of Policy Expirations

The parties agree that ownership and control of all expirations of all insurance business placed by Underwriting Manager under this Agreement shall remain the sole and absolute property of Underwriting Manager, as long as Underwriting Manager is not otherwise in default under this Agreement.

10.	Indemnification

Subject to the limitations contained herein, the parties mutually agree to defend and indemnify the other and its directors, officers, and employees harmless against all liability including but not limited to damages, losses, fines, penalties and reasonable costs and expenses of whatsoever kind including but not limited to fees and disbursements of counsel, which the indemnified party is or may be held liable to pay arising out of any act or omission of the indemnifying party, its principals, officers, directors, employees or any other person or entity under its control or resulting from any breach of the indemnifying party’s obligations under this Agreement. This provision shall survive the termination of this Agreement.

11.	Licensing; Representations.

The parties shall obtain, at their own cost, and continue to maintain during the term of this Agreement, proper and adequate licenses and authority to perform under this Agreement and shall make available, upon request, copies of all required licenses. In the event that the law of any state requires Underwriting Manager to be licensed, Underwriting Manager shall at its own cost obtain and maintain such a license during the term of this Agreement. In the event that any license which is material to this Agreement, held by either party, expires or is terminated for any reason, the other party shall be immediately notified in writing.

12.	Claims

Underwriting Manager has no authority to administer, adjust or settle claims under any Insurer policy or to litigate or arbitrate disputes, including coverage disputes, or suits on the Insurers’ behalf, unless specifically authorized in writing by the Insurer. Underwriting Manager shall immediately report all claims to the Insurers in such form as the Insurers may reasonably require, and shall cooperate with respect to such claims with the Insurer, any third-party administrator designated by the Insurer, or any third-party administrator retained by any insured for administration of claims within the insured’s self-insured retention. As part of its obligation to cooperate, Underwriting Manager shall advise any such third-party administrator on coverage terms or conditions of any policy.

13.	Conditions and Representations

a)	Each party shall be responsible for its own expenses.

b)	This Agreement shall not inure to the benefit of any successor in interest of Underwriting Manager, nor may any interest under this Agreement be assigned by Underwriting Manager, without the prior written consent of Insurers.

c)	The parties shall not use the name or logo of the other in any advertising or other promotional materials without advance written consent.

d)	Any unused policies, forms, applications, manuals, Insurer-owned equipment of any kind, and other unused Insurer supplies or materials furnished to Underwriting Manager shall remain Insurers’ property and shall be accounted for and returned by Underwriting Manager to Insurers immediately upon request.

e)

Underwriting Manager shall maintain complete and accurate accounts, books, records and papers, reflecting all insurance transactions written pursuant to this Agreement. Insurers have the right at any time to inspect, audit and copy Underwriting Manager’s accounts, books, records and papers pertaining to Underwriting Manager’s overall financial condition and business Underwriting Manager has placed with the Insurers. Insurers may perform this audit and inspection at any reasonable time, but all such activities shall be performed, during normal business hours, at Insurers’ sole expense. Underwriting

Manager’s records shall be maintained for a period of time in accordance with applicable state record retention requirements. This provision will survive termination of this Agreement.

f)	In the event Insurers terminate this Agreement, Insurers are entitled upon request to copies of Underwriting Manager’s records for insurance policies written through this Agreement.

g)	If any provision of this Agreement is determined to be invalid or in conflict with applicable law, the validity of this Agreement shall not be affected and the parties agree that all remaining provisions shall remain in full force and effect.

h)	Neither party’s failure to enforce any of the provisions of this Agreement or to insist on strict compliance by Underwriting Manager shall not operate as a waiver of any party’s rights contained in this Agreement.

i)	The parties mutually agree that all underwriting procedures, materials, and information provided by either party under this Agreement is confidential and will not be disclosed to any third party by the recipient, except pursuant to a valid subpoena or as authorized by recipient in writing.

j)	This Agreement is not an agreement of employment and does not create an employment relationship between Insurers and Underwriting Manager, its principals, or employees. Underwriting Manager’s status is that of an independent contractor. Underwriting Manager and Insurers shall not jointly employ any individual who is employed by the other.

k)	The parties shall comply with all laws and regulations with respect to insurance business written under this Agreement.

l)	This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Missouri. In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and court costs from the other party.

m)	Any notice required to be given under this Agreement shall be deemed sufficiently given if delivered or mailed by registered or certified mail, postage prepaid, addressed as follows, or such other address as the parties may designate in writing. The parties shall promptly notify each other of any changes in address:

To Underwriting Manager:	To Insurers:
RED Partners, LLC	Rockhill Insurance Company
40008 Worth	700 W. 47th St., Ste. 350
Chapel Hill, NC 27517	Kansas City, MO 64112
Attn: Scott Doyle	Attn: Terry Younghanz

n)	Underwriting Manager agrees that any policyholder, insured, claimant and any other information subject to a federal, state or local law requiring information to be confidential, including, but not limited to, non-public personal information and medical information of an individual, is confidential. Underwriting Manager agrees that such information shall not be disclosed to any third party by you, your employees, agents, representatives, successors or assigns, unless expressly authorized by Insurers or compelled by a governmental entity or court of competent jurisdiction, in which case Underwriting Manager shall promptly notify Insurers in writing. Underwriting Manager shall require its employees and representatives to comply with the foregoing privacy provisions.

o)	This Agreement has been negotiated by the parties, and the fact that the initial and final drafts have been prepared by Insurers shall not be used in any form in the construction or interpretation of this Agreement or any of its provisions.

p)	Headings or titles to the several Paragraphs and subparts herein are for identification purposes only and shall not be construed as forming a part thereof.

q)	This Agreement supersedes any prior agreements between Insurers and Underwriting Manager. This Agreement reflects the full and final Agreement between the parties regarding the subject matter covered by this Agreement.

r)	The parties agree that the Insurers are intended beneficiaries of this Agreement and may take all appropriate action to enforce its terms.

IN WITNESS WHEREOF, Insurers and Underwriting Manager have executed and made this Agreement effective on the date set out above.

State Automobile Mutual Insurance Company State Auto Property & Casualty Insurance Company Meridian Security Insurance Company Milbank Insurance Company Farmers Casualty Insurance Company

By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., President

Rockhill Insurance Company Plaza Insurance Company American Compensation Insurance Company Bloomington Compensation Insurance Company

By:	/s/ Terry L. Younghanz
Terry L. Younghanz, President

Risk Evaluation and Design, LLC

By:	/s/ Scott Doyle
Scott Doyle